UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

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SAGA COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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SAGA COMMUNICATIONS, INC.

73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236

NOTICE OF ANNUAL MEETING
May 11, 2009

To the Stockholders of
Saga Communications, Inc.

Notice is hereby given that the Annual Meeting of the Stockholders of Saga Communications, Inc. will be held at the Georgian Inn, 31327 Gratiot, Roseville, Michigan, on Monday, May 11, 2009, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

(1) To elect directors for the ensuing year and until their successors are elected and qualified.

(2) To ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year 2009; and

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record on March 30, 2009 will be entitled to notice of and to vote at this meeting. You are invited to attend the meeting. Whether or not you plan to attend in person, you are urged to sign and return immediately the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed in the United States. The proxy is revocable and will not affect your right to vote in person if you are a stockholder of record and attend the meeting.

By Order of the Board of Directors,

MARCIA LOBAITO
Secretary

April 21, 2009

Please complete, sign and date the enclosed proxy and mail it as promptly as possible. If you attend the meeting and vote in person, the proxy will not be used.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders to Be Held on May 11, 2009.

This proxy statement and our 2008 Annual Report are available at http://materials.proxyvote.com/786598.

You may obtain directions to the annual meeting by sending a written request to Saga Communications, Inc., Attention: Chief Financial Officer, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236.

SAGA COMMUNICATIONS, INC.

73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236

PROXY STATEMENT

Annual Meeting of Stockholders
May 11 2009

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by Saga Communications, Inc. (the “Company”) on behalf of the board of directors to be used at the Annual Meeting of Stockholders to be held on May 11, 2009, and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record of our Class A Common Stock and Class B Common Stock (collectively, the “Common Stock”) at the close of business on March 30, 2009, will be entitled to vote. The stock transfer books will not be closed. This proxy statement and the accompanying proxy card were first mailed to stockholders on or about April 21, 2009.

Stockholders attending the meeting may vote by ballot. However, since many stockholders may be unable to attend the meeting, the board of directors is soliciting proxies so that each stockholder at the close of business on the record date has the opportunity to vote on the proposals to be considered at the meeting.

Registered stockholders can simplify their voting and save us expense by voting by telephone or by the Internet. Telephone and Internet voting information is on the proxy card. Stockholders not voting by telephone or Internet may return the proxy card. Stockholders holding shares through a bank or broker should follow the voting instructions on the form they receive from the bank or broker. The availability of telephone and Internet voting will depend on the bank’s or broker’s voting process.

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing a later-dated proxy with us, by attending the meeting and voting in person, or by notifying us of the revocation in writing to our Chief Financial Officer at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Proxies received in time for the voting and not revoked will be voted at the Annual Meeting in accordance with the directions of the stockholder. Any proxy which fails to specify a choice with respect to any matter to be acted upon will be voted “FOR” the election of each nominee for director (Proposal 1), and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009 (Proposal 2).

The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, voting as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, present in person or represented by proxy, will constitute a quorum for the transaction of business. In the absence of a quorum, the Annual Meeting may be postponed from time to time until stockholders holding the requisite amount are present or represented by proxy.

As of March 30, 2009, we had outstanding and entitled to vote 3,664,104 shares of Class A Common Stock and 599,614 shares of Class B Common Stock.

In the election of directors, the holders of Class A Common Stock, voting as a separate class with each share of Class A Common Stock entitled to one vote per share, elect twenty-five percent, or two, of our directors. The holders of the Common Stock, voting as a single class with each share of Class A Common

Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, elect the remaining five directors. For Proposal 2, and any other matters to be voted on at the meeting, the holders of the Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes.

If you withhold your vote with respect to the election of the directors or abstain from voting on Proposal 2, your shares will be counted for purposes of determining a quorum. However, votes that are withheld will be excluded entirely from the vote on the election of directors and will therefore have no effect on the outcome. Abstentions on Proposal 2 will be treated as votes cast on the matter and therefore have the same effect as a vote against the proposal.

If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under NYSE Amex rules. A broker non-vote may also occur if your broker fails to vote your shares for any reason. The election of directors and Proposal 2 are considered routine matters under the NYSE Amex rules, so your bank or broker will have discretionary authority to vote your shares held in street name on those items. Broker non-votes will be treated as shares present for quorum purposes.

In some instances we may deliver only one copy of this proxy statement and the 2008 Annual Report to multiple stockholders sharing a common address. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and the 2008 Annual Report to a stockholder sharing an address with another stockholder. Requests by phone should be directed to our Chief Financial Officer at (313) 886-7070, and requests in writing should be sent to Saga Communications, Inc., Attention: Chief Financial Officer, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our Class A Common Stock and Class B Common Stock, as of March 30, 2009, for (i) our Chief Executive Officer, Chief Financial Officer and our other three most highly compensated executive officers, (ii) each of our directors and nominees, (iii) all of our current directors, nominees and executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our Class A Common Stock. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Saga Communications, Inc., 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Except as indicated by footnote, each person identified in the table possesses sole voting and investment power with respect to all shares of Class A Common Stock and Class B Common Stock shown held by them. The number of shares of Class A Common Stock and Class B Common Stock outstanding used in calculating the percentage for each listed person includes shares of Class A Common Stock and Class B Common Stock underlying options held by such person that are exercisable within 60 calendar days of March 30, 2009, but excludes shares of Class A Common Stock and Class B Common Stock underlying options held by any other person. Such options are ’out-of-the-money’ as of March 30, 2009 in that the closing price of our Class A Common Stock as of such date as reported on the NYSE Amex consolidated tape was less than the exercise price of such options. Percentage of beneficial ownership is based on the total number of shares of Class A Common Stock and Class B Common Stock outstanding as of March 30, 2009.

	Number of Shares				Percent of Class
Name	Class A		Class B		Class A	Class B

Donald J. Alt	10,209	(1)	0		*	n/a
Brian W. Brady	2,263	(2)(3)	0		*	n/a
Clarke R. Brown, Jr.	1,880		0		*	n/a
Samuel D. Bush	24,317	(2)(4)(5)	0		*	n/a
Edward K. Christian	1,947	(4)	629,335	(6)	*	100%
Jonathan Firestone	6,010		0		*	n/a
Steven J. Goldstein	65,831	(2)(4)			1.8%	n/a
Warren S. Lada	26,798	(2)(4)(5)	0		*	n/a
Marcia K. Lobaito	29,136	(2)(4)(5)	0		*	n/a
Robert J. Maccini	2,467		0		*	n/a
David B. Stephens	-0-		0		*	n/a
Gary Stevens	3,002		0		*	n/a
All directors, nominees and executive officers as a group (13 persons)	201,988	(7)	629,335	(6)	5.3%	100%
T. Rowe Price Associates, Inc.	592,775	(8)	0		16.2%	n/a
FMR Corp.	375,077	(9)	0		10.2%	n/a
TowerView LLC	366,258	(10)	0		10.0%	n/a
Dimensional Fund Advisors LP	352,609	(11)	0		9.6%	n/a
Avenir Corporation	230,977	(12)	0		6.3%	n/a

*	Less than 1%.

(1)	Includes 5,988 shares held in Mr. Alt’s GRAT (Grantor Retained Annuity Trust) and 1,282 shares owned directly by Mr. Alt which are pledged as security for the repayment of an outstanding loan.

(2)	Includes the following shares of Class A Common Stock reserved for issuance upon exercise of stock options exercisable within 60 days of March 30, 2009: Mr. Brady, 341 shares; Mr. Bush, 18,253 shares; Mr. Goldstein, 55,040 shares; Mr. Lada, 18,527 shares; and Ms. Lobaito, 24,493 shares. See “Outstanding Equity Awards at Fiscal Year-End.” Also, the above number of shares includes the grant of restricted stock (Class A Common Stock), less any sales of such restricted stock. The entire grant of restricted stock vests in 20% increments annually, as follows: (i) commencing March 1, 2006 as follows: Mr. Bush, 1,280 shares; Mr. Goldstein, 1,563 shares; Mr. Lada, 1,280 shares; and Ms. Lobaito, 621 shares; (ii) commencing March 1, 2007 as follows: Mr. Bush, 2,936 shares; Mr. Goldstein, 3,583 shares; Mr. Lada, 2,936 shares; and Ms. Lobaito, 1,430 shares; (iii) commencing March 1, 2008 as follows: Mr. Bush, 769 shares; Mr. Goldstein, 938 shares; Mr. Lada, 769 shares; and Ms. Lobaito, 375 shares; and (iv) commencing March 1, 2009 as follows: Mr. Bush, 1,625 shares; Mr. Goldstein, 1,625 shares; Mr. Lada, 1,625 shares; and Ms. Lobaito, 1,250 shares.

(3)	This amount includes 961 shares owned by each of Mr. Brady’s daughters, to which he disclaims beneficial ownership.

(4)	Includes shares owned indirectly through the Company’s 401(k) plan as follows: Mr. Bush, 609 shares; Mr. Christian, 1,947 shares; Mr. Goldstein, 163 shares; Mr. Lada, 396 shares; and Ms. Lobaito, 207 shares.

(5)	Includes shares owned indirectly through the Company’s Employee Stock Purchase Plan, as follows: Mr. Bush, 1,433 shares; Mr. Lada, 1,343 shares; and Ms. Lobaito 1,058 shares.

(6)	Includes 29,721 shares of Class B Common Stock reserved for issuance upon exercise of stock options exercisable within 60 days of March 30, 2009. Also, the above number of shares includes the grant to Mr. Christian of restricted stock (Class B Common Stock) less any sales of such restricted stock. The entire grant of restricted stock vests as follows: 2,302 shares of restricted stock (Class B Common Stock) vest in 20% increments annually commencing March 1, 2006, 5,308 shares of restricted stock (Class B Common Stock) vest in 20% increments annually commencing March 1, 2007, 1,371 shares of restricted stock (Class B Common Stock), vest in 20% increments annually commencing March 1, 2008 and 3,000 shares of restricted stock (Class B Common) vest in 20% increments annually commencing March 1, 2009.

(7)	Includes an aggregate of 140,364 shares of Class A Common Stock reserved for issuance upon exercise of stock options exercisable within 60 days of March 30, 2009.

(8)	According to their most recent joint Schedule 13G on file with the SEC, T. Rowe Price Associates, Inc. (an investment adviser) and T. Rowe Price Small Cap Value Fund, Inc. (an investment company) have sole voting power with respect to 210,525 and 365,125 shares, respectively, have sole dispositive power with respect to 592,775 and 0 shares, respectively, and have no shared voting or dispositive power. Their principal address is 100 E. Pratt Street, Baltimore, Maryland 21202. (The shares have been adjusted to reflect the January 28, 2009 1-for-4 reverse stock split.)

(9)	According to its most recent joint Schedule 13G on file with the SEC, Fidelity Management & Research Company (“Fidelity”) is the beneficial owner of 375,077 shares as a result of acting as an investment advisor to various investment companies. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 375,077 shares. Fidelity is a wholly-owned subsidiary of FMR LLC, and members of the family of Edward D. Johnson, III are a controlling group with respect to FMR Corp. The principal address of FMR Corp., is 82 Devonshire Street, Boston, Massachusetts 02109. (The shares have been adjusted to reflect the January 28, 2009 1-for-4 reverse stock split.)

(10)	According to its Schedule 13G on file with the SEC, TowerView LLC, a Delaware limited liability company, has sole voting and dispositive power with respect to 366,258 shares. The principal address is 500 Park Avenue, New York, New York 10022. (The shares have been adjusted to reflect the January 28, 2009 1-for-4 reverse stock split.)

(11)	According to its Schedule 13G on file with the SEC, Dimensional Fund Advisors LP, an investment adviser to four investment companies and an investment manager to certain commingled group trusts and separate accounts, has sole voting and dispositive power with respect to 345,585 and 352,609 shares, respectively. The principal address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. (The shares have been adjusted to reflect the January 28, 2009 1-for-4 reverse stock split.)

(12)	According to certain ownership reports, Avenir Corporation, an investment adviser, has sole voting and dispositive powers with respect to 230,977 shares. The principal address is 1725 K Street NW, Washington, D.C. 20006. (The shares have been adjusted to reflect the January 28, 2009 1-for-4 reverse stock split.)

PROPOSAL 1 — ELECTION OF DIRECTORS

The persons named below have been nominated for election as directors at the Annual Meeting. The directors who are elected shall hold office until their respective successors shall have been duly elected and qualified. It is intended that the two persons named in the first part of the following list will be elected by the holders of Class A Common Stock voting as a separate class with each share of Class A Common Stock entitled to one vote per share, and that the five persons named in the second part of the list will be elected by the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. In accordance with Delaware General Corporation Law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. This means the director nominees receiving the highest number of “FOR” votes will be elected as directors.

All the nominees, except for David B. Stephens, are members of the present board of directors. Each of the nominees for director has consented to being named a nominee in this proxy statement and has agreed to serve as a director, if elected at the Annual Meeting. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the board may select.

The Board recommends a vote “FOR” each of the following nominees.

Principal Occupation During
Name and Age	the Past Five Years	Director Since

Directors to be elected by holders of Class A Common Stock:
Clarke R. Brown, Jr., 68	Retired; President of Jefferson-Pilot Communications Company from 1993 to June 2005.	July 2004
Gary Stevens, 69	Managing Director, Gary Stevens & Co. (a media broker) since 1986. From 1977 to 1985, Mr. Stevens was Chief Executive Officer of the broadcast division of Doubleday & Co. From 1986 to 1988, Mr. Stevens was a Managing Director of the then Wall Street investment firm of Wertheim, Schroder & Co.	July 1995

Principal Occupation During
Name and Age	the Past Five Years	Director Since

Directors to be elected by holders of Class A and Class B Common Stock, voting together:
Donald J. Alt, 63	Broadcasting investor, Chairman of Forever Radio Companies and Keymarket Communications since 1996 and 1999, respectively. Former licensed CPA while employed in the audit department of predecessor to KPMG (1967-1973).	July 1997
Brian W. Brady, 50	President and Chief Executive Officer of Northwest Broadcasting Inc. and Eagle Creek Broadcasting LLC since 1995 and 2002, respectively.	August 2002
Edward K. Christian, 64	President, Chief Executive Officer and Chairman of Saga Communications, Inc. and its predecessor since 1986.	March 1992
Robert J. Maccini, 51	President (since 1990) of Signal Ventures Associates, Inc. d/b/a Media Services Group, Inc. which provides investment banking, brokerage and appraisal services to the broadcasting industry. Treasurer and Director of Aritaur Communications (since 1997) which has owned radio stations, communication towers and various companies involved in Internet ventures. President and Chief Executive Officer of Ando Media LLC (since 2005), an affiliate of Aritaur Communications, which provides Internet radio services.	March 2001
David B. Stephens, 63	Business consultant (primarily non-profit corporations) (since June, 2008); President and CEO of St. John Hospital and Medical Center (June 2007 — June 2008); Interim President and CEO of St. John Hospital and Medical Center (October 2006 — June 2007); former Chairman of Board of Trustees of St. John Hospital and Medical Center (June 2006 — June 2008); Business consultant (March 2004 — October 2006); Executive Vice President of Comerica Inc. and Comerica Bank in charge of private banking division (1994 — 2004).	—

CORPORATE GOVERNANCE

We are committed to having sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our stockholders. Our business affairs are conducted under the direction of our board of directors. Our board strives to ensure the success and continuity of our business through the selection of a qualified management team. It is also responsible for ensuring that our activities are conducted in a responsible and ethical manner.

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for both the Finance and Audit Committee and the Compensation Committee are posted on the “Investor Relations — Corporate Governance” page of our website at www.sagacommunications.com, and will be provided free of charge to any stockholder upon written request to our Secretary at our corporate headquarters.

We are a “controlled company” under the NYSE Amex corporate governance listing standards because more than 50% of the combined voting power of our Common Stock (Class A and Class B shares) is held by Edward K. Christian, our President, Chief Executive Officer (“CEO”) and Chairman. Mr. Christian owns approximately 62% of the combined voting power of our Common Stock (Class A and Class B shares) with respect to those matters on which Class B Common stock is entitled to ten votes per share. As such, we are not required: (i) to have a majority of our directors be “independent,” (ii) to have the compensation of our CEO and other executive officers determined or recommended to the board of directors by a compensation committee comprised of independent directors or by a majority of the independent directors on the board, and (iii) to have board of director nominations either selected, or recommended for the board’s selection, by either a nominating committee comprised solely of independent directors or by a majority of the independent directors.

Board of Directors

Director Independence

Our board has determined that Donald Alt, Brian Brady, Clarke Brown, Jonathan Firestone, Robert Maccini and Gary Stevens, constituting a majority of the directors, are “independent” directors within the meaning of the rules of the NYSE Amex and based on the board’s application of the standards of independence set forth in our Corporate Governance Guidelines. Our board has also determined that David B. Stephens, nominee for director, is “independent” within the meaning of the rules of the NYSE Amex and based on the board’s application of the standards of independence set forth in our Corporate Governance Guidelines. The board determined that the transactions relating to Mr. Maccini described under “Certain Business Relationships and Transactions with Directors and Management” do not constitute a material relationship with the Company because the primary transaction occurred approximately five years ago and the amounts involved with respect to the transactions are not significant.

Board Meetings; Presiding Director

Our board of directors held a total of eight meetings during 2008. Each incumbent director attended at least 75% of the total number of meetings of the board and any committees of the board on which he served during 2008 which were held during the period that he served. None of the directors other than Messrs. Christian and Brady attended last year’s annual stockholders’ meeting. The directors are not required to attend our annual stockholder meetings. The board has designated the chairman of the Finance and Audit Committee, Donald Alt, as the director to preside at regularly scheduled non-management executive sessions of the board.

Communications with the Board

Stockholders and interested parties may communicate with the board of directors or any individual director by sending a letter to Saga Communications, Inc., 73 Kercheval Ave., Grosse Pointe Farms, Michigan 48236, Attn: Presiding Director (or any individual director or directors). The Chief Financial Officer or the corporate Secretary will receive the correspondence and forward it to the presiding director or to the individual director or directors to whom the communication is directed. The Chief Financial Officer and the corporate Secretary are authorized to review, sort and summarize all communications received prior to their presentation to the presiding director or to the individual director or directors to whom the communication is addressed. If such communications are not a proper matter for board attention, such individuals are authorized to direct such communication to the appropriate department. For example, stockholder requests for materials or information will be directed to investor relations personnel.

Corporate Governance Guidelines

Our Corporate Governance Guidelines, along with the charters of the board’s committees, provide the framework under which we are governed. The Guidelines address the functions and responsibilities of our board of directors and provide a consistent set of principles for the board members and management to follow while performing their duties. The Guidelines are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002 and the corporate governance listing requirements of the NYSE Amex. Our Corporate Governance Guidelines address, among other things:

•	director qualification and independence standards;

•	the duties and responsibilities of the board of directors and management;

•	regular meetings of the independent directors;

•	how persons are nominated by the board for election as directors;

•	limitations on board service;

•	the principles for determining director compensation;

•	the organization and basic function of board committees;

•	the annual compensation review of the CEO and other executive officers;

•	the board’s responsibility for maintaining a management succession plan;

•	director access to senior management and the ability of the board and its committees to engage independent advisors; and

•	the annual evaluation of the performance of the board and its committees.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to all of our directors, officers and employees, including the Chief Executive Officer, Chief Financial Officer and Corporate Controller. The Code addresses those areas in which we must act in accordance with law or regulation, and also establishes the responsibilities, policies and guiding principles that will assist us in our commitment to adhere to the highest ethical standards and to conduct our business with the highest level of integrity. Any amendments to the Code, as well as any waivers granted to any director or executive officer, will be disclosed on our website.

Board Committees and Their Functions

Our board of directors has a Finance and Audit Committee and a Compensation Committee. The charters of the Finance and Audit Committee and the Compensation Committee are available on our website.

Finance and Audit Committee

The members of the Finance and Audit Committee currently consists of Messrs. Alt, Brady and Maccini. Mr. Alt is the Chairman of the Committee. The board has determined that all members of the Finance and Audit Committee are independent as required by the rules of the SEC and the listing standards of the NYSE Amex, and has designated Messrs. Alt and Maccini as “audit committee financial experts” as that term is defined in the SEC rules. The Finance and Audit Committee is responsible for retaining and overseeing our independent registered public accounting firm and approving the services performed by them; for overseeing our financial reporting process, accounting principles, the integrity of our financial statements, and our system of internal accounting controls; and for overseeing our internal audit function. The Committee is also responsible for overseeing our legal and regulatory compliance and ethics programs. The Finance and Audit Committee operates under a written charter. The Finance and Audit Committee held five meetings in 2008. See “Finance and Audit Committee Report” below.

Compensation Committee

The Compensation Committee currently consists of Messrs. Brown, Firestone and Stevens, each of whom is independent under the listing standards of the NYSE Amex. Mr. Stevens is the Chairman of the Committee. The Committee is responsible for determining the compensation of the CEO without management present. With respect to the compensation of the other executive officers, the CEO provides input and makes recommendations to the Committee, the Committee then makes a recommendation to the board and the board decides the compensation to be paid to such executive officers.

The Compensation Committee is also responsible for administering our stock plans and our 2005 Incentive Compensation Plan (the “2005 Plan”), except to the extent that such responsibilities have been retained by the board. The Compensation Committee has delegated to management certain day-to-day operational activities related to the stock and incentive compensation plans. This Committee currently operates pursuant to a written charter. The Compensation Committee held eight meetings in 2008. See “Compensation Committee Report” below.

Director Nomination Process

The board of directors does not have a nominating committee. Rather, due to the size of the board and the board’s desire to be involved in the nomination process, the board as a whole identifies and evaluates each candidate for director, and will recommend a slate of director nominees to the stockholders for election at each annual meeting of stockholders. Stockholders may recommend nominees for election as directors by writing to the corporate Secretary.

Consideration of Director Nominees

In evaluating and determining whether to recommend a person as a candidate for election as a director, the board considers the qualifications set forth in our Corporate Governance Guidelines, which include relevant management and/or industry experience; high personal and professional ethics, integrity and values; a commitment to representing the long-term interests of our stockholders as a whole rather than special interest groups or constituencies; independence pursuant to the guidelines set forth in the Corporate Governance Guidelines; and an ability and willingness to devote sufficient time to carrying out his or her duties and responsibilities as directors.

Identifying Director Nominees; Consideration of Nominees of the Stockholders

The board may employ a variety of methods for identifying and evaluating director nominees. The board regularly assesses the size of the board, the need for particular expertise on the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the board considers various potential candidates for director which may come to the board’s attention through current board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. Mr. David B. Stephens was presented for consideration as a nominee for director by the Chief Executive Officer of the Company, and approved by the board as part of the 2009 slate of director nominees of the board at a regular meeting of directors.

The board will consider candidates recommended by stockholders, when the nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees.” The deadlines and procedures for stockholder submissions of director nominees are described below under “Stockholder Proposals and Director Nominations for Annual Meetings.” Following verification of the stockholder status of persons recommending candidates, the board makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a stockholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the board as part of its review. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the board, a potential candidate nominated by a stockholder is treated like any other potential candidate during the review process by the board.

FINANCE AND AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Our management is responsible for the preparation, presentation and integrity of our financial statements, the accounting and financial reporting principles, and the internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for an integrated audit of our financial statements and internal control over financial reporting. The integrated audit is designed to express an opinion on our consolidated financial statements and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Committee’s responsibility is generally to monitor and oversee these processes.

In the performance of its oversight function, the Committee:

•	Met to review and discuss our audited financial statements for the year ended December 31, 2008 with our management and our independent auditors;

•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended Professional Standards, (AICPA Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	Received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence, and discussed the independent auditors’ independence with them.

While the Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management. The independent registered public accounting firm is responsible for planning and conducting their audits.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in its charter, the Committee recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Finance and Audit Committee
Donald J. Alt (Chair), Brian Brady and Robert J. Maccini

PROPOSAL 2 — TO RATIFY APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Finance and Audit Committee has appointed Ernst & Young LLP to be our independent auditors for the fiscal year ending December 31, 2009. Ernst & Young LLP has been our independent auditors since 1986. The Finance and Audit Committee appoints the independent auditors annually, and also reviews and pre-approves audit and permissible non-audit services performed by Ernst & Young LLP, as well as the fees paid to Ernst & Young LLP for such services.

Before appointing Ernst & Young LLP as our independent auditors to audit our books and accounts for the fiscal year ending December 31, 2009, the Finance and Audit Committee carefully considered that firm’s qualifications as our independent auditors. In its review of non-audit services and its appointment of Ernst & Young LLP, the Committee also considered whether the provision of such services is compatible with maintaining Ernst & Young LLP’s independence.

The board is asking the stockholders to ratify the appointment of Ernst & Young LLP. The holders of the Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. In accordance with Delaware General Corporation Law the appointment will be ratified by a majority vote of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting. Although stockholder ratification of the appointment is not required, if the stockholders do not ratify the appointment, the Finance and Audit Committee will consider such vote in its decision to appoint the independent registered public accounting firm for 2010.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

Fees Paid to Ernst & Young LLP

The following table presents the fees paid by us for professional services rendered by Ernst & Young LLP for the fiscal years ended December 31, 2007 and 2008.

Fee Category	2007 Fees	2008 Fees

Audit fees	$507,569	$485,000
Audit-related fees	25,000	25,000
Tax fees	4,500	5,500
All other fees	1,500	1,500

Total fees	$538,569	$517,000

Audit Fees

Audit fees were for professional services rendered and expenses related to the audit of our consolidated financial statements, audit of internal controls and reviews of the interim consolidated financial statements included in quarterly reports.

Audit-Related Fees

Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees

Tax fees were professional services for federal, state and local tax compliance, tax advice and tax planning.

All Other Fees

All other fees were support fees for on-line research and information tool.

Policy for Pre-Approval of Audit and Non-Audit Services

The Finance and Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent auditors are permitted to perform for us under applicable federal securities regulations. As permitted by the applicable regulations, the Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditor and pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed by the Committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others. The Committee has delegated to the Chair of the Finance and Audit Committee the authority to approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting.

The pre-approval policy was implemented effective as of May 6, 2003, as required by the applicable regulations. All engagements of the independent auditor to perform any audit services and non-audit services since that date have been pre-approved by the Committee in accordance with the pre-approval policy. The policy has not been waived in any instance.

The Board recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Administration and Oversight

The Compensation Committee (under this heading, the “Committee”) is comprised solely of independent directors. The responsibilities of the Committee include our management compensation programs and the compensation of our executive officers. The Committee is responsible for determining the compensation of the CEO without management present. With respect to the compensation of the other executive officers, the CEO provides input and makes recommendations to the Committee, the Committee then makes a recommendation to the board and the board decides the compensation to be paid to such executive officers.

Executive Compensation Objectives and Policies

The Committee believes that in order to maximize stockholder value, we must have a compensation program designed to attract and retain superior management at all levels in the organization. The objective of the management program is to both reward short-term performance and motivate long-term performance so that management’s incentives are aligned with the interests of the stockholders. The Committee believes that management at all levels should have a meaningful equity participation in our ownership, although no specific target level of equity holdings has been established for management by the Committee.

We attempt to achieve our objectives through compensation plans that tie a portion of our executives’ overall compensation to our financial performance and that are competitive with the marketplace. The Committee does not benchmark compensation of our executive officers to the compensation paid to executive officers of other public companies in the same industry. The Committee, however, does look at the compensation paid executives of other public companies in the same industry based on publicly available information as a means of generally determining whether the compensation is in line with the marketplace. The other public companies looked at by the Committee in connection with the compensation paid to the executive officers in 2008 and the CEO under his 2009 employment agreement (see below) include: Acme Communications, Inc., Beasley Broadcast Group, Inc., Citadel Broadcasting Corporation, Cumulus Media Inc., Emmis Communications Corporation, Entercom Communications Corp., Fisher Communications, Inc., Journal Communications, Inc., Nexstar Broadcasting, Inc., Radio One, Inc., Regent Communications, Inc., Salem Communications Corporation, Spanish Broadcasting System, Inc. and Young Broadcasting, Inc.

Equity grants to executive officers are usually determined after year-end results have been released to the public.

The Committee’s current policy is that the various elements of the compensation package are not interrelated in that gains or losses from past equity incentives are not factored into the determination of other compensation. For instance, if options that are granted in a previous year become underwater the next year, the Committee does not take that into consideration in determining the amount of the bonus, options or restricted stock to be granted the next year. Similarly, if the options or restricted shares granted in a previous year become extremely valuable, the Committee does not take that into consideration in determining the bonus, options or restricted stock to be awarded for the next year. In addition, the amount of a cash bonus does not affect the number of options or restricted stock that is granted during a particular year.

We have no policy with regard to the adjustment or recovery of awards or payments if the relevant Company’s performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Compensation Components

The key components of our executive compensation program consist of a base salary, a cash bonus and participation in our performance-based 2005 Incentive Compensation Plan (pursuant to which stock options and restricted stock may be awarded). In addition, the Company also has a 401(k) Plan and a Deferred Compensation Plan. Our executives can invest in our Class A Common Stock through our 401(k) Plan and in our Common Stock, as applicable, through the award of grants of stock options and/or restricted stock under the 2005 Incentive Compensation Plan. Until December 31, 2008, our executives could invest in our Class A Common Stock through the Employee Stock Purchase Plan. Our executive officers also receive certain health benefits and perquisites. In addition, pursuant to our employment agreement with Mr. Christian, our CEO, we provide for severance following a sale or transfer of control (but excluding a sale or transfer of control which does not involve an assignment of control of licenses or permits issued by the FCC). Our other executive officers also receive severance in connection with a change in control.

Base Salary

We entered into an employment agreement dated as of April 1, 2002 with our CEO (the “2002 employment agreement”). Effective January 1, 2003, the base salary was $500,000 per year. Beginning January 1, 2004, the CEO was entitled to a cost of living increase in his salary based on the percentage increase in the Consumer Price Index (or other comparable standard) during the previous calendar year. For the year ended December 31, 2008, Mr. Christian received a base salary of $582,429. See “Compensation of Executive Officers — 2008 CEO and Executive Officer Compensation” below. In December 2007, the Committee entered into a new employment agreement with the CEO, which became effective as of April 1, 2009 (the “2009 employment agreement”), following the expiration of the CEO’s 2002 employment agreement on March 31, 2009. The terms and conditions of the 2009 employment agreement are disclosed below under “Compensation of Executive Officers — Employment Agreement and Potential Payments Upon Termination or Change-in-Control.” The Committee entered into the 2009 employment agreement in December 2007 rather than waiting until closer to the expiration of the 2002 employment agreement in order to provide stability to the Company, assurance to the marketplace and certainty to Mr. Christian as to the future management of the Company during the next important period of Company operations. Under the 2009 employment agreement, the Committee modified the CEO’s base salary, modified the bonus provisions to eliminate a required payment to the CEO (as discussed below) and reduced the severance payment provision relating to sale or transfer of control (as discussed below). Under the 2009 employment agreement, the Committee increased the CEO’s base salary effective April 1, 2009 to $750,000 annually. In connection therewith, as disclosed above, the Committee looked at the compensation paid chief executive officers of other public companies. Effective March 1, 2009, the Company, as a cost-cutting measure, implemented a 5% reduction in base salaries, including the base salaries paid under Mr. Christian’s 2002 and 2009 employment agreements.

The CEO provides input and makes recommendations to the Committee as to the salaries of the other executive officers. The Committee reviews the input and recommendations, looks, as disclosed above, at publicly available information relating to the compensation paid executive officers of public companies in the same industry, and considers the Company’s operating profitability, growth and revenues and profits and overall financial condition. The CEO recommended that base salaries in 2008 remain flat to those paid in 2007, and the Committee agreed. The Committee then made its recommendation to the board of directors, which agreed with the recommendation. As noted above, effective March 1, 2009, the Company as a cost-cutting measure, implemented a 5% reduction in base salaries, including the base salaries of those executive officers. See “Compensation of Executive Officers — 2008 CEO and Executive Officer Compensation” below.

Bonuses

The Company and the CEO entered into a Chief Executive Officer Annual Incentive Plan (the “CEO Plan”) effective as of January 1, 2000, which was approved by stockholders at the 2000 Annual Meeting of Stockholders and re-approved by stockholders at the 2005 Annual Meeting of Stockholders. The CEO’s 2002 employment agreement provided that the CEO shall be paid a bonus as determined pursuant to the terms of the CEO Plan or as otherwise determined by the board. The CEO Plan is performance driven. Under the CEO Plan, within ninety (90) days after the beginning of each fiscal year, the Committee establishes the bonus opportunity for the CEO. The total bonus award for 2008, or a portion thereof, could be earned based on the Company achieving certain net revenue, market revenue performance, operating margin, and free cash flow performance targets. For 2008, the Compensation Committee sets a minimum goal, target goal and maximum goal for each of these four performance targets, including the relative weight given to each target, and determined the maximum bonus amount which may be earned for each goal for each of the performance targets in comparison to the previous year. The bonus opportunity could not exceed 500% of Mr. Christian’s base salary for such year. If the performance criteria were not met, the Committee could award a portion of the potential bonus amount in its discretion. In 2008, under the minimum goal for each performance category, the maximum award was $112,500, so that the total possible incentive award was $450,000. Under the target goal for each performance category, the maximum award was $150,000, so that the total possible incentive award was $600,000. Under the maximum goal for each performance category, the maximum award was $200,000, so that the total possible incentive award was $800,000. With respect to net revenue, the minimum, target and maximum goals were approximately a 2.0%, 4.45% and 6.5% increase, respectively. With respect to market revenue performance, the minimum, target and maximum goals were to outperform the market, outperform the market by 5% — 10% and outperform the market by greater than 10%, respectively. With respect to free cash flow, the minimum, target and maximum goals were a 1.49%, 2.2% and 3.2% increase, respectively. Finally, with respect to operating margins, the minimum, target and maximum goals were a .1%, .8% and a 1.6% increase, respectively. In any event, under the CEO’s 2002 employment agreement, the CEO’s aggregate compensation in any year (salary and bonus, but excluding stock options) shall not be less than his average aggregate annual compensation for the prior three years unless the CEO’s or the Company’s performance shall have declined substantially. See “Compensation of Executive Officers — 2008 CEO and Executive Officer Compensation” below. Under the 2009 employment agreement, the Committee eliminated the provision requiring that the CEO’s aggregate compensation be no less than his average annual compensation for the prior three years. In March 2009, the Committee approved two equally-weighted performance goals, improving cash flow through the reduction of operating expenses by 5% and achieving free cash flow of at least $13.0 million, and established the potential bonus amounts for 2009 under the CEO Plan, which if achieved, will allow the CEO to receive a bonus of up to $200,000. In addition, the Committee has the discretion to award a bonus in excess of $200,000. The actual amount of the CEO’s bonus to be paid will be determined in 2010 after the Company’s 2009 results are finalized.

The CEO provides input and makes recommendations to the Committee as to the bonuses to be paid to the other executive officers. The Committee reviews the input and recommendations, looks, as disclosed above, at publicly available information relating to the compensation paid executive officers of public companies in the same industry and considers the Company’s operating profitability, growth and revenues and profits and overall financial condition. The CEO recommended that the executive officers receive a bonus of 10% less than the amount each received the previous year because of the Company’s and the industry’s economic situation, and the Committee agreed. The Committee then made such recommendation to the board for the board’s final approval, and the board agreed. In order to help the Company’s cash flow, such bonuses are to be paid in January 2010. See “Compensation of Executive Officers — 2008 CEO and Executive Officer Compensation” below.

Long Term Incentives

In 2005, we engaged Towers Perrin to conduct a review of our long-term incentive plan and provide recommendations, as appropriate, for redesigning our plan. We did not request, and Towers Perrin did not conduct, a review of our long-term incentive award opportunities relative to market levels. The purpose of the review was to determine a long-term strategy for providing an effective equity incentive package which would attract, motivate and retain our executive officers. Based on Towers Perrin’s recommendations, we developed a new strategy to award a combination of stock options and restricted stock, and adopted the 2005 Incentive Compensation Plan, subject to stockholder approval. Stockholders approved this Plan at the 2005 Annual Meeting of stockholders.

Pursuant to the 2005 Incentive Compensation Plan, the Committee in 2005, 2006 and 2007 determined a formula for awarding stock options and restricted stock. Generally, the formula was as follows: base salary times a target percentage times a percentage allocated to each of four different performance goals equals dollars available for options and restricted stock. The target percentage is based on a subjective determination by the Committee of the Company’s overall performance during the year. Sixty percent (60%) of the dollars available are allocated to stock options in an amount based on the Black-Scholes option pricing model and reduced by a vesting factor and 40% of the dollar amount is allocated to restricted stock based on the closing price of Saga Class A Common Stock on the NYSE Amex reduced by a vesting factor. The performance goals and the relative weight given to each for any particular year are approved by the Committee.

In June 2008, the Committee determined that it would only award restricted stock pursuant to the formula, with 100% of the dollars available allocated to restricted stock since stock options historically had not been an effective strategy, as previously granted options were generally underwater, and stock options had the potential to result in the issuance of a far larger number of shares than by granting only restricted stock. Generally, the formula involved taking 50% of base salary less a vesting factor multiplied by a percentage (33 1/3%) allocated to each of three different performance goals. The performance goals consisted of providing service for the full year, achieving station operating income of $50.6 million and achieving a budgeted margin of 33.8%. Only the service goal was achieved. The Committee, in its discretion, further reduced the restricted stock award in light of the Company’s 2007 performance. See “Grants of Plan-Based Awards,” below.

The Committee grants the stock-based incentive awards on an annual basis to the executive officers. The stock-based nature of the incentives aligns the interest of the executive officers with those of stockholders. The awards are also designed to attract and retain the executive officers, and to motivate them to achieve the corporate objectives. If stock options are granted, they are granted with exercise prices equal to the closing price on the NYSE Amex of a share of Class A Common Stock on the date of grant, with pro-rata vesting at the end of each of the following five years from the date of grant. The restricted stock is granted with pro-rata vesting at the end of each of the following five years from the date of grant. The CEO’s awards of stock options and restricted stock relate to Class B Common Stock and the other executive officers awards of stock options and/or restricted stock relate to Class A Common Stock. Only Mr. Christian or an affiliate of Mr. Christian hold Class B Stock. An affiliate includes (i) any individual or entity who or that controls or is under common control with Mr. Christian, (ii) any corporation or organization in which Mr. Christian is an officer or partner or the beneficial owner of 10% of more of the voting securities (other than the Company or a majority-owned subsidiary of the Company), (iii) a trust or estate in which Mr. Christian has a substantial beneficial interest or as to which he serves as trustee or in a similar fiduciary capacity), or (iv) any relative or spouse of Mr. Christian, or any relative of such spouse, who has the same home as Mr. Christian or who is a director or officer of the Company or any of its subsidiaries. An executive officer generally forfeits any unvested stock option and restricted stock award upon ceasing employment.

401(k) Plan

Our 401(k) Plan covers substantially all of our employees, including our executive officers. Under the Plan, our executive officers determine at the beginning of each quarter a fixed percentage of their base salary to be deferred and included in their 401(k) accounts. We also make discretionary matching contributions to all participants’ accounts, up to a maximum of $1,000. For the 2008 plan year, the match was limited to $500. All participants have the opportunity to invest their deferred amounts in our Class A Common Stock. The matching portion of the Company’s contribution is currently invested in our Class A Common Stock, but such investment can be transferred by a participant to another investment option. The Board has modified the Plan to permit additional investment options for the match. The feature of the 401(k) Plan allowing our executives to purchase our Class A Common Stock is designed to align their interest with stockholders. See “Grants of Plan-Based Award,” below.

Employee Stock Purchase Plan

In 1999 our stockholders approved the Employee Stock Purchase Plan (“ESPP”) under which a total of 390,648 shares of our Class A Common Stock were eligible for sale to our employees, including our executive officers. Each quarter, an eligible employee could elect to withhold up to 10% percent of his or her compensation, up to a maximum of $5,000, to purchase shares of our stock at a price equal to 85% of the fair market value of the stock on the NYSE Amex as of the last day of such quarter. Only a few employees have taken advantage of, and only a small amount of shares have been purchased under, the ESPP. Accordingly, the ESPP expired on December 31, 2008, and was not renewed.

Deferred Compensation Plans

In 1999 and in 2005 we maintained non-qualified deferred compensation plans which allow executive officers and certain employees to annually elect, prior to January 1 of the calendar year in which the base salary or bonus is earned, to defer a portion of their base salary up to 15% (but not less than $2,500), and up to 85% of any bonus, on a pre-tax basis, until their retirement. The deferred amounts are periodically credited with investment returns by reference to investment options offered to participants in the plans, although the Company is not obligated to reserve funds to pay deferred amounts or, if it does so, to invest the reserves in any particular manner. The Company may, in its discretion, purchase policies of life insurance on the lives of the participants to assist the Company in paying the deferred compensation under the plans. The retirement benefit to be paid by the Company to a participant is the cumulative amount of compensation deferred by the participant and any notional investment returns thereon. The 2005 plan is substantially identical to the 1999 plan except for certain modifications to comply with Section 409A of the Internal Revenue Code of 1986. Any contributions made after 2004 are made pursuant to the 2005 plan. The Company has created grantor trusts to assist it in meeting its obligations under the plans. All assets of the trusts are dedicated to the payment of deferred compensation under the respective plans unless the Company becomes insolvent, in which case the assets are available to the Company’s creditors.

Health Plans and Perquisites

We provide our executive officers with certain benefits and perquisites. These benefits and perquisites are designed to attract and retain our senior managers. Benefits include basic life insurance and medical and dental insurance equal to that provided to other employees. In addition, executive officers also receive benefits under a split dollar life insurance plan. Executive officers are also eligible for car allowances and medical reimbursements. In addition, the CEO receives personal use of the Company’s private airplane and country club dues. Perquisites are provided in order to provide a total compensation package which is competitive with the marketplace for executive officers. Under the 2009 employment agreement, if the CEO’s employment is terminated for any reason, other than “for cause,” we have agreed to continue to provide health insurance and medical reimbursement to the CEO and his spouse commensurate with the CEO’s then current programs for a period of ten years.

Severance Arrangements

As discussed in more detail in the section below entitled “Compensation of Executive Officers-Employment Agreement and Potential Payments Upon Termination or Change-in-Control,” the CEO’s 2002 employment agreement and 2009 employment agreement both have change-in-control severance arrangements. In addition, in December 2007, the Committee determined to enter into change-in-control agreements with its executive officers. The agreements are intended to help retain executives during continued industry consolidation and are designed to attract and retain senior managers and to provide for continuity of management in the event of a change-in-control.

Our CEO’s 2002 employment agreement provided that upon the sale or transfer of control of all or substantially all of our assets or stock or the consummation of a merger or consolidation in which we are not the surviving corporation, the CEO’s employment will be terminated and he will be paid an amount equal to five times the average of his total annual compensation (including base salary and bonuses but excluding stock options) for each of the three immediately preceding periods of twelve (12) consecutive months plus an additional amount as is necessary for applicable income taxes related to the payment. Under the 2009 employment agreement, the Committee reduced the payment to the CEO to 2.99 times the average of the CEO’s total annual compensation for each of the three immediately preceding periods of twelve consecutive months, plus an additional amount as is necessary for applicable income taxes related to the payment. See “Employment Agreement and Potential Payments Upon Termination or Change-in-Control.”

With respect to the other executive officers, the change-in-control agreements provide that we shall pay a lump sum payment within forty-five days of the change-in-control of 1.5 times the average of the executive’s last three full calendar years of such executive’s base salary and any annual cash bonus. We or the surviving entity may require as a condition to receipt of payment that the executive continue in employment for a period of up to six months after consummation of the change-in-control. During such six months, the executive will continue to earn his pre-existing salary and benefits.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the year ended December 31, 2008.

Compensation Committee

Gary Stevens, Chairman
Clarke R. Brown, Jr.
Jonathan Firestone

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the 2008 fiscal year were: Gary Stevens (Chairman), Clarke R. Brown, Jr. and Jonathan Firestone. No member of this committee was at any time during the 2008 fiscal year or at any other time an officer or employee of the Company, and no member of this committee had any relationship with the Company requiring disclosure under Item 404 of

Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the board of directors or the Compensation Committee during the 2008 fiscal year.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the total compensation awarded to, earned by, or paid during 2008, 2007 and 2006 to our Chief Executive Officer, Chief Financial Officer, and our three most highly compensated executive officers other than the CEO and CFO whose total compensation for 2008 exceeded $100,000:

2008 Summary Compensation Table

							Non-
							Equity		All
					Stock	Option	Incentive		Other	Total
		Salary(1)(2)	Bonus(1)(2)		Awards(4)	Awards(5)	Plan Comp		Compensation(6)	Compensation
Name and Principal Position	Year	$	$		$	$	$		$	$

Edward K. Christian	2008	$582,429	$231,500	(3)	$71,880	$—	$112,500	(3)	$101,295	$1,099,604
President and CEO	2007	$567,117	$270,022	(3)	$73,675	$163,987	$112,500	(3)	$199,477	$1,386,778
	2006	$549,003	$281,976	(3)	$60,435	$133,852	$112,500	(3)	$109,552	$1,247,318
Samuel D. Bush,	2008	$323,123	$33,750		$38,935	$—	—		$22,012	$417,820
Senior Vice President and	2007	$319,142	$37,500		$40,869	$91,016	—		$21,466	$509,993
Chief Financial Officer	2006	$309,576	$37,500		$33,516	$74,219	—		$20,630	$475,441
Steven J. Goldstein,	2008	$394,332	$63,000		$38,935	$—	—		$23,000	$519,267
Executive Vice President and	2007	$389,461	$70,000		$49,896	$111,068	—		$26,006	$646,431
Group Program Director	2006	$377,788	$70,000		$40,910	$90,576	—		$27,185	$606,459
Warren S. Lada,	2008	$323,133	$33,750		$38,935	$—	—		$29,487	$425,305
Senior Vice President of	2007	$319,142	$37,500		$40,869	$91,016	—		$22,302	$510,829
Operations	2006	$309,576	$37,500		$33,516	$74,219	—		$19,225	$474,036
Marcia K. Lobaito,	2008	$157,398	$20,000		$29,950	$—	—		$21,689	$229,037
Senior Vice President, Corp	2007	$155,453	$22,500		$19,890	$44,257	—		$18,985	$261,085
Secretary and Director of Business Affairs	2006	$150,794	$22,500		$16,267	$36,068	—		$20,058	$245,687

(1)	Includes amounts that were deferred pursuant to Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, all of the matching funds were used to purchase 163 shares, 174 shares and 106 shares of Class A Common Stock for 2008, 2007 and 2006, respectively, for each of the named executive officers.

(2)	Includes amounts deferred under the Company’s Deferred Compensation Plan. In addition, with respect to each of the named executive officers other than the CEO, the bonus is deferred until January 2010.

(3)	In 2008, 2007 and 2006, the performance goals fixed by the Committee provided for a maximum bonus of $800,000. In 2008, 2007 and 2006, Mr. Christian received a bonus of $344,000, $382,522 and $394,476, respectively. Of the bonus awarded Mr. Christian in 2008, $112,500 was awarded based on the Company achieving the free cash flow goal for fiscal year 2008. Of the bonuses awarded Mr. Christian in 2007 and 2006, $112,500 was awarded based on the Company achieving the net revenue goal for fiscal years 2007 and 2006. The balance of the bonuses for 2008, 2007 and 2006, $231,500, $270,022 and $281,976, respectively, were awarded pursuant to the terms of Mr. Christian’s employment agreement which provides that Mr. Christian’s aggregate compensation in any year (excluding stock options) shall not be less than his average aggregate annual compensation for the prior three years unless his or the Company’s performance shall have declined substantially.

(4)	Represents the amounts recognized for financial statement reporting purposes for the years ended December 31, 2008, 2007 and 2006, in accordance with FAS 123(R) and therefore includes amounts from awards granted in 2005, 2006, 2007 and 2008. The value of the awards was determined using the weighted average grant date fair value of the restricted stock ($57.00, $36.00, $37.96 and $23.96 for the 2005, 2006, 2007 and 2008 grants, respectively). Disclosure of the assumptions used for grants in 2005, 2006, 2007 and 2008 are included in footnote 7 to the Notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(5)	No options were awarded in 2008. With respect to 2007 and 2006, the amounts shown represent the amounts recognized for financial statement reporting purposes for the years ended December 31, 2007 and 2006, in accordance with FAS 123(R) and therefore includes amounts from awards granted in 2005, 2006 and 2007. We calculated the fair value of each option award on the date of grant using the Black-Scholes option pricing model. Disclosure of the assumptions used for grants in 2005, 2006 and 2007 are included in footnote 7 to the Notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(6)	With respect to Mr. Christian, perquisites include personal use of Company provided auto, country club dues, medical expense reimbursement and personal use of a private airplane in 2008. In 2008, Mr. Lada and Ms. Lobaito received perquisites for personal use of Company provided auto, housing accommodation and medical expense reimbursements in excess of $10,000. No other named executive officer received aggregate perquisites of $10,000 or more in 2008. Perquisites are valued based on the aggregate incremental costs to the Company. In addition, in 2008, the Company paid life insurance (including split dollar) premiums for Mr. Christian, Mr. Bush, Mr. Goldstein, Mr. Lada and Ms. Lobaito in the amounts of $51,008, $11,008, $14,930, $11,008, and $10,608, respectively.

2008 CEO and Executive Officer Compensation

In 2008, our most highly compensated executive officer was Edward K. Christian, President and CEO. Mr. Christian received a salary of $582,429 in 2008 and earned a bonus of $344,000 for the 2008 fiscal year that was determined based on his employment agreement, the CEO Plan and as disclosed below. Also, see “Base Salary” and “Bonus” above under “Compensation Discussion and Analysis.”

In 2008, the performance goals fixed by the Compensation Committee in March 2008 provided for a maximum bonus of $800,000 to Mr. Christian. However, Mr. Christian volunteered to take a 10% reduction from the bonus paid to him for 2007 of $382,522. Mr. Christian would have liked to help the Company’s cash flow by deferring the bonus of $344,000 until January 2010 like the other executive officers (as disclosed below), however, pursuant to tax laws and regulations, he could not defer the payment of such bonus without incurring a significant tax penalty. But for Mr. Christian’s voluntary agreement to take the 10% reduction from last year’s bonus, his bonus, based on his employment agreement and the CEO Plan, would have been $358,716. Of the bonus awarded Mr. Christian, $112,500 was awarded based on the Company achieving the minimum free cash flow goal for fiscal year 2008. Three other performance goals, net revenue, market revenue and operating margins were not achieved. The balance of the bonus, $231,500, was awarded pursuant to the terms of Mr. Christian’s 2002 employment agreement which provides that Mr. Christian’s aggregate compensation in any year (excluding stock options) shall not be less than his average aggregate annual compensation for the prior three years unless his or the Company’s performance shall have declined substantially. Under Section 162(m) of the Internal

Revenue Code (the “Code”) and the regulations promulgated thereunder, deductions for employee remuneration in excess of $1 million that are not performance-based are disallowed for publicly-traded companies. In order to qualify some or all of the bonus portion of the CEO’s compensation package as performance-based compensation within the meaning of Section 162(m), the board adopted and stockholders approved the CEO Plan in May 2005. However, any discretionary bonuses may not qualify as performance based compensation within the meaning of Section 162(m) of the Code.

In light of the Company’s 2008 performance, the other named executive officers received no increase in their base salaries from those paid in 2007 other than a cost of living increase. In addition, the bonuses paid the other named executive officers were reduced by 10% from the amounts paid in 2007 and, to help the Company’s cash flow, will not be paid until January 2010. See “Base Salary” and “Bonuses” under “Compensation Discussion and Analysis” above.

Grants of Plan-Based Awards

In 2007, pursuant to the 2005 Incentive Compensation Plan, the Compensation Committee determined a formula for awarding stock options and restricted stock to the executive officers. In June 2008, the Committee determined that it would only award restricted stock under the formula. See “Long Term Incentives” under “Compensation Discussion and Analysis” above. Pursuant to the formula, all of the named executive officers would have been entitled to receive higher awards of restricted stock, and the top four named executive officers would have been entitled to receive significantly greater amounts of restricted stock, however, the Committee in its discretion decreased the amount of the award of restricted stock as follows: Mr. Christian, 3,000 shares; Mr. Bush, 1,625 shares; Mr. Goldstein, 1,625 shares; Mr. Lada, 1,625 shares; and Ms. Lobaito, 1,250 shares. The restricted stock vests in equal amounts at the end of each of the five years following the date of grant. An executive officer generally forfeits any unvested stock upon ceasing employment.

The value of restricted stock that is transferred to an employee by an employer as compensation for services that the employee performed is includible in the employee’s gross income either in the first tax year in which the employee is not subject to a substantial risk of forfeiture, or when the employee can transfer the stock free of the substantial forfeiture risk, whichever occurs earlier. Under Section 83(b) of the Internal Revenue Code of 1986, a recipient of a restricted stock award may elect, within 30 days of grant, to include in his gross income the fair market value (“FMV”) of the shares on the date of grant, with the amount of the income based on the then FMV of the shares, instead of waiting until the restrictions lapse for the attribution of income. The stock’s FMV to be reported as income is not reduced to reflect the restrictions on the stock, unless there is a permanent limitation on the transfer of the stock that would require the employee to resell the stock to the employer at a price determined under a formula. If compensation is paid to an employee in the form of restricted stock, the employer receives a tax deduction equal to the amount included as compensation in the gross income of the employee, but only to the extent the amount is considered to be an ordinary and necessary expense of the employer.

The following table sets forth information concerning equity and non-equity incentive plan award made to each of the named executive officers of the Company during 2008. Equity awards only include restricted stock (RS).

2008 Grants of Plan-Based Awards

								Grant Date
								Fair Value
			Estimated Future Payouts			Estimated Future Payouts		of Stock
			Under Non-Equity			Under Equity Incentive		and Option
			Incentive Plan Awards(1)			Plan Awards(2)		Awards
	Award	Grant	Threshold	Target	Maximum	Threshold	Maximum	($)
Name	Type	Date	($)	($)	($)	(#)	(#)	(3)

Edward K. Christian	RS	6/25/08				4,573	13,718	$71,880
	CEO Plan		$112,500	$600,000	$800,000
Samuel D. Bush	RS	6/25/08	—	—	—	2,606	7,817	$38,935
Steven J. Goldstein	RS	6/25/08	—	—	—	3,180	9,539	$38,935
Warren S. Lada	RS	6/25/08	—	—	—	2,606	7,817	$38,935
Marcia K. Lobaito	RS	6/25/08	—	—	—	1,269	3,808	$29,950

(1)	These awards were made under the CEO Plan. The table shows the potential amounts which could have been earned in 2008 if the performance goals were achieved at the minimum threshold, 100% of target and at maximum bonus. The CEO Plan is further described above in the “Compensation and Discussion Analysis” and the “2008 CEO and Executive Officer Compensation” sections of this Proxy Statement. The actual payments from these awards are included in the ’Non-Equity Incentive Plan Compensation’ column of the “Summary Compensation Table.”

(2)	These awards were made under the 2005 Incentive Compensation Plan. The table shows the potential restricted stock which could have been earned in 2008 with the “threshold” representing the amount earned if only one performance criterion was satisfied and the “maximum” if all the performance criteria were satisfied. There are no minimum, target and maximum amounts for each performance criterion. The 2005 Incentive Compensation Plan is further described above in the “Compensation Discussion and Analysis” and “Grants of Plan-Based Awards” sections of this Proxy Statement. The actual grants of restricted stock were decreased, pursuant to the discretion of the Compensation Committee, as follows: Mr. Christian, 3,000 shares (Class B); Mr. Bush 1,625 shares (Class A); Mr. Goldstein, 1,625 shares (Class A); Mr. Lada, 1,625 shares (Class A); and Ms. Lobaito, 1,250 shares (Class A). The dollar amounts recognized are included in the “Stock Awards” column of the “Summary Compensation Table.”

(3)	The amount shown in this column represents full grant-date fair value. The value of the restricted stock awards was determined using the weighted average grant date fair value of the restricted stock of $23.96. Disclosure of the assumptions used for grants in 2008 are included in footnote 7 to the Notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of December 31, 2008 regarding unexercised options, stock that has not vested; and equity incentive plan awards for each named executive officer outstanding as of December 31, 2008:

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards(1)				Stock Awards(1)
	Number of	Number of			Number of	Market Value of
	Securities Underlying	Securities Underlying			Shares or Units	Shares or Units
	Unexercised Options	Unexercised Options	Option	Option	of Stock That	of Stock That
	(#)	(#)	Exercise Price	Expiration	Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)(2)

Edward K. Christian
6/06/2001	4,636	—	$56.96	6/06/2011
6/14/2005	6,214	4,144	$58.80	6/14/2015	921	$6,079
3/21/2006	9,554	14,332	$36.00	3/21/2016	3,185	$21,021
5/18/2007	1,234	4,936	$37.96	5/18/2017	1,097	$7,240
6/25/2008	—	—	—	—	3,000	$19,800
Samuel D. Bush
6/06/2001	4,337	—	$56.96	6/06/2011
6/14/2005	3,456	2,305	$58.80	6/14/2015	512	$3,379
3/21/2006	5,284	7,926	$36.00	3/21/2016	1,762	$11,629
5/18/2007	691	2,767	$37.96	5/18/2017	615	$4,059
6/25/2008	—	—	—	—	1,625	$10,725
Steven J. Goldstein
6/22/1999	12,615	—	$50.88	6/22/2009
6/01/2000	9,367	—	$67.20	6/01/2010
6/06/2001	8,427	—	$56.96	6/06/2011
5/30/2002	7,654	—	$83.20	5/30/2012
6/14/2005	4,218	2,812	$58.80	6/14/2015	625	$4,125
3/21/2006	6,448	9,672	$36.00	3/21/2016	2,150	$14,190
5/18/2007	844	3,376	$37.96	5/18/2017	750	$4,950
6/25/2008	—	—	—	—	1,625	$10,725
Warren S. Lada
6/06/2001	4,611	—	$56.96	6/06/2011
6/14/2005	3,456	2,305	$58.80	6/14/2015	512	$3,380
3/21/2006	5,284	7,926	$36.00	3/21/2016	1,762	$11,629
5/18/2007	691	2,767	$37.96	5/18/2017	615	$4,059
6/25/2008	—	—	—		1,625	$10,725
Marcia K. Lobaito
6/22/1999	5,424	—	$50.88	6/22/2009
6/01/2000	4,120	—	$67.20	6/01/2010
6/06/2001	4,546	—	$56.96	6/06/2011
5/30/2002	3,638	—	$83.20	5/30/2012
6/14/2005	1,675	1,118	$58.80	6/14/2015	248	$1,637
3/21/2006	2,574	3,861	$36.00	3/21/2016	858	$5,663
5/18/2007	337	1,348	$37.96	5/18/2017	300	$1,980
6/25/2008	—	—	—	—	1,250	$8,250

(1)	Option grants and restricted stock awards are fully vested at the end of the first five years following the date of the grant or award, 20% per year. The number of shares, exercise prices and market values have been adjusted for the 1-for-4 reverse stock split on January 28, 2009.

(2)	The closing market price of our Class A Common Stock on the NYSE on December 31, 2008 was $6.60 per share, as adjusted for the 1-for-4 reverse stock split..

Option Exercises and Stock Vested

The following table sets forth the options exercised by the executive officers listed in 2008 and the restricted stock of the executive officers listed below which vested during the year ended December 31, 2008.

2008 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)(1)	($)(2)

Edward K. Christian	—	—	1,795	$41,788
Samuel D. Bush	—	—	997	$23,210
Steven J. Goldstein	—	—	1,217	$28,332
Warren S. Lada	—	—	997	$23,210
Marcia K. Lobaito	—	—	486	$11,314

(1)	The number of shares which have vested has been adjusted to reflect the 1-for-4 reverse stock split on January 28, 2009.

(2)	The value realized on vesting is obtained by multiplying the number of shares of restricted stock which have vested during the year ended December 31, 2008 by the market value of the Class A Common Stock on the vesting date (adjusted by the 1-for-4 reverse stock split on January 28, 2009). Mr. Christian receives restricted shares of Class B Common Stock.

Nonqualified Deferred Compensation

In 1999 and in 2005 we established non-qualified deferred compensation plans which allow executive officers and certain employees to annually elect, prior to January 1 of the calendar year in which the base salary or bonus is earned, to defer a portion of their base salary up to 15% (but not less than $2,500), and up to 85% of any bonus, on a pre-tax basis, until their retirement. The deferred amounts are invested in investment options offered under the plans. The Company may, in its discretion, purchase policies of life insurance on the lives of the participants to assist the Company in paying the deferred compensation under the plans. The Company has created model trusts to assist it in meeting its obligations under the plans. All investment assets under the plans are the property of the Company until distributed. The retirement benefit to be provided is based on the amount of compensation deferred and any earnings thereon. The 2005 plan is substantially identical to the 1999 plan except for certain modifications to comply with Section 409A of the Internal Revenue Code of 1986. Any contributions made after 2004 are made pursuant to the 2005 plan.

Under the plans, upon termination of the executive officer’s employment with the Company, he or she will be entitled to receive all amounts credited to his or her account, in one lump sum, in sixty (60) monthly installments or in one hundred twenty (120) monthly installments. In addition, under the 2005 plan, upon a participant’s death, if the Company has purchased a life insurance policy on the life of a participant, the benefit payable shall equal the value of the participant’s account multiplied by one and one half (1.5), but the incremental increase to such account shall not exceed $150,000. Upon a change of control of the Company, each participant shall be distributed all amounts credited to his or her account in a lump sum. Mr. Christian does not participate in the plans.

Nonqualified Deferred Compensation Table

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings (Loss)	Withdrawals/	Aggregate Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)	($)	($)

Edward K. Christian	—	—	—	—	—
Samuel D. Bush	$25,851	—	$(30,298)	—	$94,068
Steven J. Goldstein	—	—	$100	—	$5,841
Warren S. Lada	$54,095	—	$(73,520)	—	$169,920
Marcia K. Lobaito	$22,876	—	$(30,461)	—	$92,192

Employment Agreement and Potential Payments Upon Termination or Change-in-Control

CEO’s Employment Agreement.

Mr. Christian had an employment agreement, the 2002 employment agreement, with us which expired in March 2009. (See description below of 2009 employment agreement which went into effect on April 1, 2009). The 2002 employment agreement provided for certain compensation, death, disability and termination benefits, as well as the use of an automobile. The annual base salary under the agreement was $500,000 per year effective January 1, 2003, and subject to annual cost of living increases effective January 1 each year thereafter. Under the 2002 employment agreement, Mr. Christian’s base salary was $582,429 for fiscal 2008. Mr. Christian was also eligible to participate, in accordance with their terms, in all medical and health plans, life insurance, profit sharing, pension and other employment benefits as are maintained by the Company for other key employees performing services. During the term of the employment agreement, the Company was required to maintain all existing policies of insurance on Mr. Christian’s life, including the existing split-dollar policy, and also maintain its existing medical reimbursement policy. Under the agreement, Mr. Christian was also furnished with an automobile and other fringe benefits as have been afforded him in the past or as were consistent with his position. The agreement provided that he was eligible for annual bonuses and stock options to be awarded at the discretion of the board of directors. The agreement provided that Mr. Christian’s aggregate compensation in any year may not be less than his average aggregate annual compensation for the prior three years unless his or our performance shall have declined substantially. The agreement would terminate upon Mr. Christian’s death and could be terminated by either party in the event of Mr. Christian’s disability for a continuous period of eight months, or an aggregate period of twelve months within any 18 month period. In addition, by a majority vote of the independent directors, we could terminate the agreement for cause. “For cause” means “conviction of a felony, willful misconduct, gross neglect of duty, material breach of fiduciary duty to the Company, or material breach of the employment agreement.

The 2002 employment agreement provided that upon our sale or transfer of control, of all or substantially all of the assets or stock of the Company or the consummation of a merger or consolidation involving the Company in which the Company is not the surviving corporation (but excluding the sale or transfer of control which does not involve an assignment of control of licenses or permits issued by the FCC), Mr. Christian’s employment will be terminated and he will be paid an amount equal to five times the average of his total compensation for the preceding three years plus an additional amount as is necessary for applicable income taxes related to the payment.

The agreement provided that Mr. Christian’s bonuses will be paid in accordance with the CEO Plan. However, the board, in its discretion, may also award bonuses to Mr. Christian that are not in accordance with this Plan. Any such discretionary bonuses may not qualify as performance based compensation within the meaning of Section 162(m) of the Code.

The agreement contained a covenant not to compete restricting Mr. Christian from competing with us in any of our markets during the term of the agreement and if he voluntarily terminated his employment with the Company or is terminated for cause, for a three year period thereafter.

In December, 2007, we entered into the 2009 employment agreement with Mr. Christian which became effective April 1, 2009. Except as it may be earlier terminated, the 2009 employment agreement terminates on March 31, 2014. Except as set forth below, the terms and conditions of the 2009 employment agreement are substantially the same as the 2002 employment agreement. Under the 2009 employment agreement, we shall pay Mr. Christian a salary at the rate of $750,000 per year. However, pursuant to the Company’s directive, effective March 1, 2009, the Company implemented a 5% reduction in base salaries, including the base salaries paid under Mr. Christian’s 2002 employment agreement and the 2009 employment agreement. The 2009 employment agreement also permits Mr. Christian to elect to defer any or all of his annual salary paid during the term of the agreement. In connection therewith, in order to help the Company with its cash flow, Mr. Christian has elected to defer $102,312 of his 2009 salary, with 50% to be paid on January 1, 2010 and 50% to be paid on April 1, 2010. Beginning on April 1, 2010, the compensation committee, in its discretion, is required to determine the amount of an increase to Mr. Christian’s then existing annual salary, however, the increase shall not be less than the lesser of three percent or a cost of living increase based on the consumer price index. The provision in the 2002 employment agreement that provides that Mr. Christian’s aggregate compensation in any year may not be less than his average aggregate annual compensation for the prior years unless his or our performance shall have declined substantially has been eliminated. In March 2009, the Committee approved performance goals and established the potential bonus amounts for 2009 under the CEO Plan, which if achieved, will allow the CEO to receive a bonus of up to $200,000. In addition, the Committee has the discretion to award a bonus in excess of $200,000. The actual amount of the CEO’s bonus to be paid will be determined in 2010 after the Company’s 2009 results are finalized. See “Compensation Discussion and Analysis — Bonuses” above. In addition, the multiple to be paid to Mr. Christian in the event of the sale or transfer of control, etc. has been reduced from five times the average of his total compensation for the preceding three years to 2.99 times. In connection with the 2009 employment agreement, we also paid Mr. Christian an extension payment of $100,000 upon execution of the agreement. Also, if Mr. Christian’s employment is terminated for any reason, including death or voluntary resignation but not a “for cause” termination, we are required to continue to provide health insurance and medical reimbursement to Mr. Christian and his spouse and to maintain and enforce all existing life insurance policies for a period of ten years.

Change in Control Agreements.

As of December 28, 2007, Samuel D. Bush, , Steven J. Goldstein, Warren S. Lada, and Marcia K. Lobaito entered into change in control agreements. A change in control is defined to mean the occurrence of (a) any person or group becoming the beneficial owner, directly or indirectly, of more than 30% of the combined voting power of the Company’s then outstanding securities and Mr. Christian ceasing to be Chairman and CEO of the Company; (b) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting securities of the Company or such surviving entity; or (c) the approval of the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

If there is a change in control, the Company shall pay a lump sum payment within 45 days thereof of 1.5 times the average of the executive’s last three full calendar years of such executive’s base salary and any annual cash bonus paid. In the event that such payment constitutes a “parachute payment” within the meaning of Section 280G subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, the Company shall pay the executive an additional amount so that the executive will receive the entire amount of the lump sum payment before deduction for federal, state and local income tax and payroll tax. In the event of a change in control (other than the approval of plan of liquidation), the Company or the surviving entity may require as a condition to receipt of payment that the executive continue in employment for a period of up to six months after consummation of the change in control. During such six months, executive will continue to earn his pre-existing salary and benefits. In such case, the executive shall be paid the lump sum payment upon completion of the continued employment. If, however, the executive fails to remain employed during this period of continued employment for any reason other than (a) termination without cause by the Company or the surviving entity, (b) death, (c) disability or (d) breach of the agreement by the Company or the surviving entity, then executive shall not be paid the lump sum payment. In addition, if the executive’s employment is terminated by the Company without cause within six months prior to the consummation of a change in control, then the executive shall be paid the lump sum payment within 45 days of such change in control. Termination for cause means: (a) willful dishonesty involving the Company, excluding good faith expense account disputes, (b) conviction of or entering of a no contest plea to a felony or other crime involving material dishonesty or moral turpitude, (c) material failure or refusal to perform the executive’s duties or other lawful directive from the CEO or board of directors which is not cured by the executive within ten (10) days after receipt by executive of a written notice from the Company specifying the details thereof, (d) willful violation by the executive of the Company’s lawful policies or of the executive’s fiduciary duties, which violation is not cured by the executive within ten (10) days after receipt by the executive of a written notice from the Company specifying the details thereof, (e) the executive’s willful violation of the Company’s published business conduct guidelines, code of ethics, conflict of interest or similar policies or (f) illegal drug or substance abuse or addiction by the executive which is not protected by law.

Under the form of stock option agreement made and entered into pursuant to the 2005 Incentive Compensation Plan, all options become fully vested and exercisable in full upon the occurrence of a change-in-control as defined in the Plan or if the Compensation Committee determines that a change-in-control has occurred, if the optionee is an employee at the time of such occurrence. Similarly, under the form of restricted stock agreement adopted under the 2005 Incentive Compensation Plan, the vesting or restricting period shall lapse with respect to all restricted stock upon the occurrence of a change-in-control, as defined in the Plan, or if the Compensation Committee determines that a change-in-control has occurred if the grantee of the restricted stock is an employee at the time of such occurrence.

Under the Company’s 1999 and 2005 Deferred Compensation Plans, in which Mr. Christian does not participate, upon a change-in-control of the Company as defined in such plans, each participant shall be distributed all amounts credited to the account of the participant in a lump sum.

The following tables show the estimated payments and benefits to the CEO and the other named executive officers in the event of a change in control, upon retirement, upon termination other than retirement or death and upon death assuming the trigger event occurred on December 31, 2008 and the price per share, as applicable, is the closing price on December 31, 2008 (as adjusted for the 1-for-4 reverse stock split on January 28, 2009):

Change in Control
	CEO
	Employment									CSV of
	Agreement	Change in	Split	Life	Health		Account			Split	Total
	Salary and	Control	Dollar	Insurance	Insurance	Medical	Balance		Stock	Dollar	Change in
	Bonus	Agreements	Premium	Premiums	Premiums	Reimbursement	Non-Qualified	Restricted	Options	Policy	Control
	(1)	(2)	(x)(10)(3)	(4)	(5)	(6)	Plan(7)	Stock(8)	(9)	(10)	Payments

Edward Christian	4,718,973		500,000	75,000	130,000	104,450	—	54,140	—	389,221	5,971,784
Samuel Bush		530,301					94,068	29,792	—	72,609	726,770
Steven Goldstein		682,291					5,841	33,990	—	188,354	910,476
Warren Lada		530,301					169,920	27,793	—	55,794	785,808
Marcia Lobaito		264,323					92,192	17.530	—	56.742	430,787
Total	4,718,973	2,007,216	500,000	75,000	130,000	104,450	362,021	165,245	—	762,720	8,825,625

Footnotes:

(1)	2.99 times 3 year average annual salary and bonus, grossed up for applicable taxes

(2)	1.5 times 3 year average annual salary and bonus

(3)	$50,000 annual premium for split dollar life Insurance policy under CEO employment agreement for 10 years

(4)	$750,000 life insurance policy for CEO under CEO Employment agreement for 10 years estimated at $7,500 per year

(5)	Health insurance premiums for CEO and spouse under CEO employment agreement for 10 years estimated at $13,000 per year

(6)	Medical reimbursement for CEO and spouse under CEO employment agreement for 10 years ($500 policy + avg claims for 3 yrs)

(7)	Participant distributed account balance in a lump sum

(8)	All unvested units of restricted stock become fully vested

(9)	All unvested stock options which accelerate and become fully vested are given no value because they are all underwater as of December 31, 2008

(10)	All rights in the policy are assigned to the insured upon change in control (cash surrender value of policy)

Retirement upon Age 65
	Account Balance	CSV of Split Dollar	Total Retirement
	Non-Qualified Plan(1)	Policy(2)	Payments

Edward Christian	—	389,221	389,221
Samuel Bush	94,068	72,609	166,677
Steven Goldstein	5,841	188,354	194,195
Warren Lada	169,920	55,794	225,714
Marcia Lobaito	92,192	56.742	148,934
Total	362,021	762,720	1,124,741

Footnotes:

(1)	Participant distributed account balance in a lump sum

(2)	All rights in the policy are assigned to the insured upon change in control or separation from retirement at age 65 (cash surrender value of policy)

Termination other Than Retirement or Death
	Account Balance	Total Termination
	Non-Qualified Plan(1)	Payments

Edward Christian	—	—
Samuel Bush	94,068	94,068
Steven Goldstein	5,841	5,841
Warren Lada	169,920	169,920
Marcia Lobaito	92,192	92,192
Total	362,021	362,021

Footnotes:

(1)	Participant distributed account balance in a lump sum

Termination Due to Death
	Account Balance		Total Termination
	+1/2 of A/B Non	Split Dollar	Due to Death
	Qualified Plan(1)	Policy(2)	Payments

Edward Christian	—	11,250,000	11,250,000
Samuel Bush	141,102	500,000	641,102
Steven Goldstein	8,762	1,125,000	1,133,762
Warren Lada	254,880	500,000	754,880
Marcia Lobaito	138,288	250,000	388,288
Total	543,032	13,625,000	14,168,032

Footnotes:

(1)	Participant distributed 1.5 times account balance up to a limit of

(2)	Beneficiary receives face value of policy plus accumulation value (cash surrender value less premiums paid by employer). All policies accumulation value is zero at December 31, 2008. The CEO has two policies. One policy insures CEO and spouse for $10,000,000 and is paid out upon death of both spouses to successors.

COMPENSATION OF DIRECTORS

During 2008, each director who is not an employee received for his or her services as a director an annual cash retainer of $40,000. Chairpersons of each committee who are not employees shall receive an additional annual cash retainer of $10,000. Directors will not receive any additional meeting fees. All non-management directors are required to hold and maintain 1,250 shares of the Company’s Class A Common Stock. Non-management directors are required to achieve this guideline within five years of joining the board, or in the case of non-management directors serving at the time the guidelines were adopted, within five years of the date of the adoption of the guideline.

Directors may elect to have part of their annual retainer used to pay for life insurance premiums. Directors may also elect to pay out-of-pocket for health insurance benefits currently offered by the Company to its employees under its self-insured program. In the alternative, directors may elect to have part of their annual retainer used to pay for such benefits. Directors are also permitted to take into income the value of the health insurance benefit.

2008 Director Compensation Table

	Fees Earned or	All Other
	Paid in Cash	Compensation		Total
Name	($)	($)		($)

Donald J. Alt	$50,000			$50,000
Brian Brady	$40,000			$40,000
Clarke R. Brown, Jr.	$40,000			$40,000
Jonathan L. Firestone	$23,166	$21,000	(1)	$44,166
Robert J. Maccini	$40,000			$40,000
Gary G. Stevens	$45,833	$9,283	(2)	$55,116

(1)	Insurance premiums paid by the Company during the year ended December 31, 2008 with respect to life insurance for the benefit of Mr. Firestone in the amount of $21,000. The director fees otherwise to be paid to Mr. Firestone are used to reimburse the Company for such premiums.

(2)	Value of health insurance provided to Mr. Stevens.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS
WITH DIRECTORS AND MANAGEMENT

Policy

Pursuant to our corporate governance guidelines, the finance and audit committee is required to conduct a review of all related party transactions for potential conflicts of interest. All such transactions must be approved by the finance and audit committee. To the extent such transactions are on-going business relationships with the Company, such transactions are reviewed annually and such relationships shall be on terms not materially less favorable than would be usual and customary in similar transactions between unrelated persons dealing at arm’s-length.

Related Party Transactions

On April 1, 2003, we acquired an FM radio station (WSNI-FM) in the Winchendon, Massachusetts market for approximately $290,000 plus an additional $500,000 if within five years of closing we obtained approval from the FCC for city of license change. The radio station was owned by Aritaur Communications, a company in which Robert Maccini, a member of our board of directors, is an officer and director, and has a 33% voting ownership interest, and 26% non-voting ownership interest. We began operating this station under the terms of a Time Brokerage Agreement on February 1, 2003. In January 2007, we agreed to pay such company $50,000 in cancellation of the obligation to pay the additional conditional payment of $500,000, with $25,00 paid in each of January 2007 and January 2008. The same company has a 65% ownership interest in another company, Ando Media LLC, of which Mr. Maccini is President and CEO, which entered into a licensing agreement with us, which renews annually unless terminated, to provide us with certain Internet radio services. We paid $91,000 and $22,000 in software licensing fees to such company and such company sold us at its cost certain equipment for $1,000 and $52,000 during the years ended December 31, 2008 and 2007.

Surtsey Productions, Inc. owns the assets of television station KVCT in Victoria, Texas. We operate KVCT under a TBA with Surtsey Productions which we entered into in May 1999. Under the FCC’s ownership rules, we are prohibited from owning or having an attributable or cognizable interest in this station. Under the TBA, during 2008, 2007 and 2006, we paid Surtsey Productions fees of approximately $3,100 per month plus, accounting fees and reimbursement of expenses actually incurred in operating the station. Surtsey Productions is a multi-media company 100%-owned by the daughter of Mr. Christian, our President, Chief Executive Officer and Chairman.

In March 2003, we entered into an agreement of understanding with Surtsey Productions whereby we have guaranteed up to $1,250,000 of the debt incurred by Surtsey Productions, and its subsidiary Surtsey Media, LLC, in closing the acquisition of a construction permit for KFJX-TV station in Pittsburg, Kansas. At December 31, 2008 there was $1,061,000 of debt outstanding under this agreement. In consideration for the guarantee, a subsidiary of Surtsey Productions has entered into various agreements with us relating to the station, including a Shared Services Agreement, Technical Services Agreement, Agreement for the Sale of Commercial Time, Option Agreement and Broker Agreement. We do not have any recourse provision in connection with our guarantee that would enable us to recover any amounts paid under the guarantee, other than as provided in our various agreements. We paid fees under the agreements during 2008, 2007 and 2006 of approximately $4,100 per month plus accounting fees and reimbursement of expenses actually incurred in operating the station. We generally prepay Surtsey quarterly for its estimated expenses. The station, a full power Fox affiliate, went on the air for the first time on October 18, 2003. Under the FCC’s ownership rules we are prohibited from owning or having an attributable or cognizable interest in this station.

Surtsey Productions leases office space in a building owned by us and paid us rent of approximately $18,000, $6,000 and $18,000 during the years ended December 31, 2008, 2007 and 2006. During 2007, Surtsey Productions provided graphic design services of approximately $24,000 for our Milwaukee, Wisconsin market.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (“insiders”), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the year 2008, we believe that our officers and directors complied with all applicable reporting requirements for the year 2008, except that Ms. Bobinski, Mr. Bush, Mr. Christian, Mr. Goldstein, Mr. Lada and Ms. Lobaito filed late Form 4s in connection with the disposition of restricted stock to pay applicable withholding taxes, and Mr. Goldstein filed a late Form 4 in connection with the disposition of common stock by his 401(k).

OTHER MATTERS

Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote thereon in accordance with their best judgment.

STOCKHOLDER PROPOSALS AND
DIRECTOR NOMINATIONS FOR ANNUAL MEETINGS

Stockholder proposals that are intended to be presented at our 2010 Annual Meeting of Stockholders must be received at our offices, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236, no later than December 21, 2009, to be considered for inclusion in our proxy statement and proxy card relating to that meeting. Stockholder proposals which are not to be included in our proxy statement for the 2010 Annual Meeting and stockholder nominations of persons for election to the board of directors must be submitted in accordance with our bylaws, which set forth the information that must be received no later than February 9, 2010. All proposals should be directed to the Secretary, and should be sent certified mail, return receipt requested in order to avoid confusion regarding dates of receipt. We expect the persons named as proxies for the 2010 Annual Meeting to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal or nomination presented at the meeting by a stockholder.

EXPENSE OF SOLICITING PROXIES

All the expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the board will be paid by us. In addition to the solicitation of proxies by use of the mails, our officers and regular employees may solicit proxies on behalf of the board by telephone, telegram or personal interview, the expenses of which will be borne by us. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at our expense.

By order of the Board of Directors,

MARCIA LOBAITO
Secretary

Grosse Pointe Farms, Michigan
April 21, 2009

Proxy Card — SAGA COMMUNICATIONS, INC.	Page 1 of 3

ANNUAL MEETING OF THE STOCKHOLDERS - SAGA COMMUNICATIONS, INC. - May 11, 2009	Please mark your votes as indicated in this example	☒

A Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees.				B Ratification of Appointment of Registered Public Accounting Firm

	Nominees:				The Board of Directors recommends a vote FOR the following proposal.

	01 Donald J. Alt 02 Brian W. Brady 03 Clarke R. Brown 04 Edward K. Christian 05 Robert J. Maccini 06 David B. Stephens 07 Gary Stevens	FOR ALL ☐	WITHHELD FOR ALL ☐	EXCEPTIONS* ☐				FOR ☐	AGAINST ☐	ABSTAIN ☐
					2.	To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for the fiscal year ending December 31, 2009.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions
THANK YOU FOR VOTING

					Mark Here for Address Change or Comments SEE REVERSE	☐

Signature				Signature			Date
Please sign exactly as name appears hereon. When shares are held in more than one name, including joint tenants, each party should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign full partnership name by duly authorized person.

Proxy Card — SAGA COMMUNICATIONS, INC.	Page 2 of 3

Ù FOLD AND DETACH HERE Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET http://www.eproxy.com/sga Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.
OR
TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders
 The Proxy Statement and the 2008 Annual Report to Stockholders are available at:
http://materials.proxyvote.com786598

Proxy Card — SAGA COMMUNICATIONS, INC.	Page 3 of 3

SAGA COMMUNICATIONS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Edward K. Christian, Samuel D. Bush and Marcia K. Lobaito, or any one or more of them, attorneys with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Class A Common Stock, $.01 par value, of the undersigned in Saga Communications, Inc. at the Annual Meeting of its Stockholders to be held May 11, 2009 or any adjournment thereof. This proxy when properly executed will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted FOR the listed nominees in Proposal 1 and FOR Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE FOR ALL LISTED NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2.

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by signing, dating and returning your proxy card in the enclosed envelope.

(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù